Exhibit 8.1
[Mayer, Brown, Rowe & Maw LLP letterhead]
October 12, 2006
Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637
Main Tel (312) 782-0600
Main Fax (312) 701-7711
www.mayerbrownrowe.com
Ferrellgas Partners, L.P.
7500 College Boulevard, Suite 1000
Overland Park, KS 66210
     Re:     Registration Statement on Form S-3
     Ladies and Gentlemen:
     We have acted as special tax counsel to Ferrellgas Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of (i) the Partnership’s Registration Statement on Form S-3 (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) on the date hereof, relating to the offering of up to $200,000,000 of common units representing limited partner interests of the Partnership pursuant to the Partnership’s direct purchase and distribution reinvestment plan and (ii) the prospectus contained in the Registration Statement (the “Prospectus”). In formulating our opinion referred to below, we have participated in the preparation of the discussion set forth under the heading “Tax Consequences” in the Prospectus.
      In connection therewith, we have reviewed and relied upon (i) the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, (ii) the Third Amended and Restated Agreement of Limited Partnership of Ferrellgas, L.P. (the “Operating Partnership”), (iii) the Registration Statement, (iv) the Prospectus and (v) such other documents and information provided by you, and such applicable provisions of law as we have considered necessary or desirable for purposes of the opinion expressed herein. In addition, we have relied upon certain representations made by an officer of Ferrellgas, Inc., the general partner of the Partnership and the Operating Partnership, relating to the organization and actual and proposed operation of the Partnership and the Operating Partnership.
      For purposes of our opinion, we have not made an independent investigation of the facts set forth in the foregoing documents. We have, consequently, relied upon your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts. In rendering our opinion, we have also assumed that all terms and provisions of such documents will be complied with by all parties thereto and are enforceable under applicable law. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts or documents in a material way.

Exhibit 8.1 – 1

     Our opinion expressed herein is also based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist as of the date hereof. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusions.
     The opinion expressed herein is limited to the federal laws of the United States. We are not purporting to opine on any matter to the extent that it involves the laws of any other jurisdiction.
     Based upon and subject to the foregoing, the statements set forth in the Prospectus under the heading “Tax Consequences,” to the extent that they constitute legal conclusions and subject to the qualifications set forth therein, constitute our opinions as to the matters set forth therein.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus. In giving this consent, we do not admit that we are “experts,” within the meaning of that term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus, including this opinion as an exhibit or otherwise.
     It is understood that this opinion is to be used only in connection with the offer and sale of those particular securities described within the form of prospectus contained within the Registration Statement while the Registration Statement and the Prospectus are in effect. Other than as expressly stated above, we express no opinion on any issue relating to the Partnership or to any investment therein. We undertake no responsibility to update this opinion after the effective date of the Registration Statement and assume no responsibility for advising you of any changes with respect to any matters described in this opinion that may occur subsequent to the date hereof or with respect to the discovery subsequent to the date hereof of information not previously known to us pertaining to events occurring prior to the date hereof.
Sincerely,
/s/ Mayer, Brown, Rowe & Maw LLP
MAYER, BROWN, ROWE & MAW LLP

Exhibit 8.1 – 2